Exhibit 99.1 News Release     New JLL Technologies Group to Be Led by Mihir Shah and Yishai Lerner September 30, 2019 Silicon Valley executives join Global Executive Board to accelerate proptech innovation CHICAGO, Sept. 30, 2019 /PRNewswire/ -- JLL (NYSE:JLL) today announced the formation of JLL Technologies, a new business division that will align and expand its technology and digital initiatives, and accelerate innovation in commercial real estate for its investor and occupier clients. Longtime Silicon Valley veterans Mihir Shah and Yishai Lerner, who have led JLL Spark since 2017, have been named to oversee JLL Technologies and will join the company's Global Executive Board. "JLL is embracing technology to meet the needs of clients today and anticipate the opportunities of tomorrow. We are reshaping the future of work and the built environment," said Christian Ulbrich, JLL CEO. "Mihir and Yishai bring a growth mindset to JLL Technologies. Under their leadership, JLL is positioned to be a global leader in real estate technology." JLL Spark was created to accelerate the adoption of technology in commercial real estate. The $100 million global venture fund has invested in 14 proptech startups around the globe to date. JLL Spark will now become part of JLL Technologies, along with the teams that create digital products and services for the company and its clients. As Co-CEOs of JLL Technologies, Shah and Lerner will continue to report directly to Ulbrich. "We are leveraging technology to increase the value and liquidity of the world's buildings while enhancing the happiness and productivity of those who occupy them," said Shah, Co-CEO at JLL Technologies. "We look forward to adding new talent, technology products and partnerships in the months ahead." JLL has a history of technology innovation, launching new products and services to better suit the changing needs of the workplace and improve the real estate lifecycle. For example, earlier this year, the company launched JiLL, an AI-powered, conversational smartphone app that helps employees streamline their work and be more productive. JLL's technology portfolio also includes advisory solutions like Utilization Intelligence which helps clients better leverage their real estate footprints, and products like Corrigo, a cloud-based facility management platform. By bringing these core competencies and internal software development under one business division, JLL is well- positioned to accelerate innovation. "Taking a data-driven, technology-first approach is key to building value for our clients and shareholders, and, with the rise of technologies like machine learning, artificial intelligence, IoT and software automation, there is enormous opportunity to achieve better outcomes," said Lerner, Co- CEO at JLL Technologies. "Some truly breakthrough research, innovative product development and cutting-edge consulting is happening across JLL. By aligning efforts and leveraging the best from the ecosystem, we can have an even greater impact." About JLL JLL (NYSE: JLL) is a leading professional services firm that specializes in real estate and investment management. Our vision is to reimagine the world of real estate, creating rewarding opportunities and amazing spaces where people can achieve their ambitions. In doing so, we will build a better tomorrow for our clients, our people and our communities. JLL is a Fortune 500 company with annual revenue of $16.3 billion, operations in over 80 countries and a global workforce of nearly 92,000 as of June 30, 2019. JLL is the brand name, and a registered trademark, of Jones Lang LaSalle Incorporated. For further information, visit ir.jll.com. Connect with us https://www.linkedin.com/company/jll https://www.facebook.com/jll https://twitter.com/jll Contact: Gayle Kantro Phone: +1 312 228 2795 Email: Gayle.Kantro@am.jll.com Contact: Laura Kelso Phone: +1 415 490 3439 Email: Laura.Kelso@am.jll.com

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